EXHIBIT 1

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13D is filed on behalf of each of us.

Dated: February 15, 2005	ACE PARAGON HOLDINGS LIMITED

	By:	CDS International Limited, as Director of Ace Paragon Holdings Limited

	By:	/S/ JOHN CHARLTON LOVELESS
	Name:	John Charlton Loveless
	Title:	Director, CDS International Limited

Dated: February 15, 2005	STRATEGIC GLOBAL ASSET MANAGEMENT PCC LIMITED

	By:	/S/ JOHN CHARLTON LOVELESS
	Name:	John Charlton Loveless
	Title:	Director

Dated: February 15, 2005	THE MARCH CHARITABLE TRUST

	By:	SG Hambros Trust Company (Guernsey) Limited, as trustee of The March Charitable Trust

	By:	/S/ JOHN CHARLTON LOVELESS
	Name:	John Charlton Loveless
	Title:	Managing Director, SG Hambros Trust Company (Guernsey) Limited

Dated: February 15, 2005	SG HAMBROS TRUST COMPANY (GUERNSEY) LIMITED

	By:	/S/ JOHN CHARLTON LOVELESS
	Name:	John Charlton Loveless
	Title:	Managing Director